Exhibit 5

[LETTERHEAD OF BLANK ROME LLP]

October 16, 2007

Ionatron, Inc.
3716 East Columbia Street - Suite 120
Tucson, Arizona 85714

Gentlemen:

You have requested our opinion with respect to the offering by you, Ionatron, Inc., a Delaware corporation (the "Company"), pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), of up to (i) 800,000 shares of the Company’s common stock (the “Non-Plan Shares”) issuable upon exercise of non-plan options (“Non-Plan Stock Options”) granted to an officer of the Company and 117,000 shares of the Company’s common stock (the “RSU Shares”) covered by restricted stock units (the “RSUs”) and (ii) 10,000,000 shares of the Company’s common stock (the "Incentive Plan Shares") issuable upon the exercise of options or other stock-based awards (collectively, the "Plan Awards") to be granted under the Company’s 2007 Stock Incentive Plan (the "Incentive Plan").

We have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we deemed necessary as a basis for the opinion hereinafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon representations of executive officers of the Company.

Based upon the foregoing, it is our opinion that: (i) the Non-Plan Shares, when sold, paid for and issued as contemplated by the terms of the Non-Plan Stock Options, will be validly issued, fully paid and nonassessable, (ii) the RSU Shares, when issued as contemplated by the award agreements relating to the RSUs, will be validly issued, fully paid and non-assessable and (iii) Incentive Plan Shares, when paid for and issued as contemplated by the Incentive Plan and the Plan Awards, will be validly issued, fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement, and to the use of our name as your counsel in connection with the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP